Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
The following summary describes the common shares of Bausch + Lomb Corporation (the “Company,” “we,” “us” or “our”), which are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.
The following summary describes the material terms of our common shares and is not complete. This summary is qualified in its entirety by reference to the Canada Business Corporations Act (“CBCA”) and other applicable Canadian federal law, applicable British Columbia law and our articles and by-laws. For a complete description of our common shares, we refer you to our articles, which have been filed with the Securities and Exchange Commission and the Canadian Securities Administrators and are incorporated by reference as an exhibit to this Quarterly Report on Form 10-Q.
General
Our authorized capital consists of an unlimited number of common shares and preferred shares, issuable in series. There are 350,701,026 common shares and no preferred shares issued and outstanding as of July 28, 2023. All issued and outstanding common shares are fully paid and non-assessable.
Common Shares
Voting Rights
The holders of the common shares are entitled to receive notice of and attend (in person or by proxy) and be heard at all meetings of the shareholders of the Company (other than separate meetings of the holders of shares of any other class of shares or any series of shares of such other class of shares, if any). The holders of the common shares are entitled to vote at all such meetings, with each holder of the common shares being entitled to one vote per common share held at all such meetings.
Dividend Rights
Subject to any preference as to the payment of dividends provided to any shares ranking in priority to common shares (if any then outstanding), the holders of common shares shall be entitled to participate equally with each other as to dividends, as and when declared by the Company’s Board of Directors, out of moneys properly applicable to the payment of dividends, in amounts per share and at the same time on all such common shares at the time outstanding as the Company’s Board of Directors may from time to time determine.
Liquidation, Dissolution and Winding-Up Rights
In the event of the liquidation, dissolution or winding-up or other distribution of assets among the Company’s shareholders for the purpose of winding up the Company’s affairs, all of the property and assets of the Company which remain after payment to the holders of any shares ranking in priority to the common shares in respect of payment upon liquidation, dissolution or winding-up (if any then outstanding) of all amounts attributed and properly payable to such holders of any such other shares in the event of such liquidation, dissolution, winding-up or distribution, shall be paid or distributed equally, share for share, to the holders of the common shares without preference or distinction.
Forum for Adjudication of Certain Disputes
Unless the Company consents in writing to the selection of an alternative forum, the Supreme Court of British Columbia, Canada and the appellate courts therefrom, shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the CBCA or our by-laws (as they may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the relationships among the Company, its affiliates and their respective shareholders, directors and/or officers, but this paragraph (iv) does not include claims related to the business carried on by the Company or such affiliates. If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the Province of British Columbia (a “Foreign

Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the provincial and federal Courts located within the Province of British Columbia in connection with any action or proceeding brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such shareholder in any such action or proceeding by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder (collectively, the “Canadian Forum Provision”).
The Canadian Forum Provision will not apply to any causes of action arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Additionally, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “U.S. Federal Forum Provision”). In addition, our by-laws provide that any person or entity purchasing or otherwise acquiring any interest in our common shares is deemed to have notice of and consented to the Canadian Forum Provision and the U.S. Federal Forum Provision; provided, however, that shareholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder. The Canadian Forum Provision and the U.S. Federal Forum Provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or shareholders, which may discourage lawsuits with respect to such claims.
Other Rights
The holders of common shares do not have any preemptive, subscription or redemption rights.
Transfer Agent and Registrar
The U.S. transfer agent and registrar for our common shares is Equiniti Trust Company, LLC, located at 6201 15th Avenue, Brooklyn, New York 11219 and the Canadian transfer agent and registrar for our common shares is TSX Trust Company, located at 301-100 Adelaide St West, Toronto, ON M5H 4H1.
Listing
Our common shares are listed on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”), in each case under the symbol “BLCO.” Our common shares trade in U.S. dollars on the NYSE and in Canadian dollars on the TSX.
Advance Notice Procedures
We have included certain advance notice provisions with respect to the nomination of our directors and to the proposing of other business in our by-laws (the “Advance Notice Provisions”). The Advance Notice Provisions are intended to: (i) facilitate orderly and efficient annual meetings of shareholders or, where the need arises, special meetings and (ii) ensure that all shareholders receive adequate notice of Board of Directors nominations or other business and sufficient information with respect to all nominees and other business. Only persons nominated or proposals for other business made in accordance with the Advance Notice Provisions will be eligible for consideration at any annual meeting of shareholders, or, in the case of a nomination, at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors.
Under these procedural requirements, in order to bring a nomination or other business before a meeting of shareholders, a shareholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:
•a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;
•the shareholder’s name, business and residential address;
•any material interest of the shareholder in the proposal;
•the number of shares beneficially owned, or controlled or directed, directly or indirectly, by the shareholder and/or any other person with who such shareholder is acting jointly or in concert with respect to the Company or any of its subsidiaries;

•the names and addresses of all persons with whom the shareholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own; and
•a description of any agreement or arrangement that has been entered into, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder with respect to the Company’s securities.
To be timely, a shareholder must generally deliver notice:
•in connection with an annual meeting of shareholders, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders, but in the event that the date of the annual meeting is more than 30 days before or more than 90 days after the anniversary date of the preceding annual meeting of shareholders, then to be timely such notice must be received by the Company no earlier than 90 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by the Company, or
•in the case of a special meeting of shareholders which is not also an annual meeting called for any purpose which includes the election of directors to the Board of Directors, not later than the close of business on the 15th day following the day on which we first publicly announce the date of such special meeting.
In order to submit a nomination for our Board of Directors, a shareholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as certain other information. If a shareholder fails to follow the required procedures, the shareholder’s proposal for other business or nominee will be deemed ineligible and will not be voted on by our shareholders.
References to shareholder in connection with the Advance Notice Provisions includes, where applicable, each beneficial owner of common shares, if any, on whose behalf the nomination or proposal is being made.
Restrictions on Share Ownership by Non-Canadians; Antitrust Regulation
There are no limitations under the laws of Canada or in our organizational documents on the right of foreigners to hold or vote securities of our Company, other than as described below in relation to the Investment Canada Act (Canada) (the “Investment Canada Act”).
Investment Canada Act
Under the Investment Canada Act, an acquisition of control of a Canadian business by a non-Canadian is either reviewable (a “Reviewable Transaction”), in which case it is subject to both a reporting obligation and an approval process, or notifiable, in which case it is subject to only a reporting obligation. In the case of a Reviewable Transaction, the non-Canadian acquirer must submit an application for review with the prescribed information. The Minister is then required to determine whether the Reviewable Transaction is likely to be of net benefit to Canada, taking into account the assessment factors specified in the Investment Canada Act and any written undertakings that may have been given by the non-Canadian acquirer.
The Investment Canada Act also provides that any investment by a non-Canadian in a Canadian business, even where control is not acquired, can be reviewed on grounds of whether it may be injurious to national security. Where an investment is determined to be injurious to national security, Cabinet can prohibit closing or, if closed, can order the non-Canadian to divest the investment. Short of a prohibition or divestment order, Cabinet can impose terms or conditions on the investment or can require the non-Canadian to provide binding undertakings to remove the national security concern.
Competition Act
Part IX of the Competition Act (Canada) (the “Competition Act”) requires that a pre-merger notification filing be submitted to the Commissioner of Competition (the “Commissioner”) in respect of certain classes of merger transactions that exceed certain prescribed thresholds. If a proposed transaction exceeds such thresholds, subject to certain exceptions, the notification filing must be submitted to the Commissioner and the statutory waiting period must expire or be terminated early or waived by the Commissioner before the transaction can be completed.

All mergers, regardless of whether they are subject to Part IX of the Competition Act, are subject to the substantive merger provisions of the Competition Act. In particular, the Commissioner may within one year of closing apply to the Competition Tribunal for a remedial order where the Commissioner is of the view that the transaction prevents or lessens, or is likely to prevent or lessen, competition substantially in a market.